Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-276376) of Complete Solaria, Inc. of our report dated December 16, 2024, relating to the combined financial statements of the SunPower Businesses (the Company), which appears in this Form 8-K/A. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Atlanta, GA

December 16, 2024